EX-99.a11

                    AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

      AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly established two new series of shares titled Life Sciences Fund and Technology Fund (hereinafter referred to as "Series") for the Corporation's stock and has allocated One Hundred Forty Million (140,000,000) shares of the One Billion One Hundred Million (1,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of One Million Four Hundred Thousand Dollars ($1,400,000) to the new Series. As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the six (6) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

      Series                            Number of Shares  Aggregate Par Value
      ------                            ----------------  -------------------

International Growth Fund                 525,000,000        $ 5,250,000
International Discovery Fund              205,000,000        $ 2,050,000
Emerging Markets Fund                      75,000,000        $   750,000
Global Growth Fund                        155,000,000        $ 1,550,000
Life Sciences Fund                         70,000,000        $   700,000
Technology Fund                            70,000,000        $   700,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

      SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the six (6) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                                     Number of
                                                                        Shares              Aggregate
       Series Name                       Class Name               as Allocated              Par Value
       -----------                       ----------               ------------              ---------
International Growth Fund                Investor                  450,000,000             $4,500,000
                                         Institutional              50,000,000                500,000
                                         Service                             0                      0
                                         Advisor                    25,000,000                250,000

International Discovery Fund             Investor                  175,000,000             $1,750,000
                                         Institutional              25,000,000                250,000
                                         Service                             0                      0
                                         Advisor                     5,000,000                 50,000

Emerging Markets Fund                    Investor                   50,000,000               $500,000
                                         Institutional              12,500,000                125,000
                                         Service                             0                      0
                                         Advisor                    12,500,000                125,000

Global Growth Fund                       Investor                  135,000,000             $1,350,000
                                         Institutional              10,000,000                100,000
                                         Advisor                    10,000,000                100,000

Life Sciences Fund                       Investor                   50,000,000               $500,000
                                         Institutional              10,000,000                100,000
                                         Advisor                    10,000,000                100,000

Technology Fund                          Investor                   50,000,000               $500,000
                                         Institutional              10,000,000                100,000
                                         Advisor                    10,000,000                100,000

      THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

      FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

      FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

      SIXTH: The Board of Directors of the Corporation duly adopted resolutions establishing the Series and allocating shares to the Series, as set forth in Article FIRST, and dividing the Series of capital stock of the Corporation into Classes as set forth in Article SECOND.


      IN WITNESS WHEREOF, AMERICAN CENTURY WORLD MUTUAL FUNDS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 22nd day of May, 2000.

                                            AMERICAN CENTURY WORLD
ATTEST:                                     MUTUAL FUNDS, INC.


______________________________              By:_________________________________
Name:  Otis H. Cowan                           Name:   David C. Tucker
Title: Assistant Secretary                     Title:  Vice President


      THE UNDERSIGNED Vice President of AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.


Dated:  May 22, 2000                        ____________________________________
                                               David C. Tucker, Vice President